Vet's Choice Partnership
                       Veterinary Centers of America, Inc.
                             Restructuring Agreement

     1. MANAGEMENT AGREEMENT. Vet's Choice Partnership ("Vet's Choice") hereby agrees with Veterinary Centers of America, Inc. ("VCA") as follows:

- For the three-year period commencing January 1, 1997 (the "Term"), VCA will use Select Care and Select Balance products as its principal pet food products in its hospitals (now owned or acquired during the Term) as long as such products meet minimum quality standards (consistent with industry norms) and serve the reasonable clinical needs of the veterinarians. In addition, during the Term, VCA will continue its efforts to grow the use of such products at its hospitals in the same manner as it has prior to this time and Vet's Choice will support such efforts with competitive pricing and reasonable promotion and product support. VCA will provide Vet's Choice with an initial report on the distribution of Select Care and Select Balance products at VCA's hospitals and will provide quarterly updates throughout the Term. In addition to the foregoing, Vet's Choice shall continue to provide during the Term Select Care and Select Balance products on the preferred pricing plan currently in place between the companies.

- During the Term, VCA will provide Vet's Choice the option to participate in VCA's Vnet Internet project on terms to be agreed to between VCA and Vet's Choice. In addition, Vet's Choice will have a right of first refusal to meet any offer by another pet food manufacturer to participate on VCA's Vnet Internet project as a "preferred vendor" or any other special class of vendor. The foregoing will not limit the right of VCA to offer participation on Vnet to any other pet food manufacturer or other vendor. VCA shall have no obligation hereunder to actually implement its Vnet Internet project or, once implemented, continue the service for any period of time.

- During the Term, VCA will continue to allow Vet's Choice hospital customers to participate in the Partners-in-Management Program maintained by VCA. Notwithstanding the foregoing, VCA shall have the option of terminating such participation upon at least 90 days' advance written notice if VCA determines in its sole discretion such participation in the Partners-in-Management Program does or will interfere with VCA's other businesses or strategies or create strategic conflicts. VCA shall be able to furnish the Partners-in-Management program to customers of any of its other operating divisions.

     Further, nothing contained herein shall restrict VCA from modifying or terminating its Partners-in-Management Program at any time.

- If requested by Vet's Choice, VCA will provide additional consulting services to Vet's Choice during the Term.

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-    Vet's Choice will reimburse VCA for its out-of-pocket expenses incurred in connection with providing the consulting services provided for herein to the extent such costs are pre-approved by Vet's Choice.

- During the Term, VCA will continue to publicly support Vet's Choice within the pet food and veterinary industries.

     2. PARTNERSHIP AGREEMENT. The Partnership Agreement (the "Partnership Agreement") existing between HPP Specialty Pet Products, Inc. ("HPP Specialty") and VCA Specialty Products, Inc. ("VCA Specialty") with respect to the ownership and operation of Vet's Choice is hereby amended as follows:

- Effective February 1, 1997, all profits and losses of Vet's Choice shall be allocated 99.9% to HPP Specialty 0.1% to VCA Specialty.

- Effective February 1, 1997, HPP Specialty shall replace VCA Specialty as Managing Partner and will assume the day-to-day control of Vet's Choice. All other provisions in the Partnership Agreement relating to the Managing Partner, including, but not limited to provisions regarding reporting obligations and restrictions on its authority, shall remain in full force and effect.

- On February 1, 1997 (and prior to the replacement of VCA Specialty as Managing Partner on such date by HPP Specialty), VCA Specialty shall cause Vet's Choice to distribute to VCA Specialty and HPP Specialty all cash held by Vet's Choice on the close of business on January 31, 1997 in accordance with the equity interests of VCA Specialty and HPP.

- Effective February 1, 1997, the restrictions set forth in Section 6.10 of the Partnership Agreement applicable to VCA Specialty and its affiliates and HPP Specialty and its affiliates (as modified by prior agreements of the parties) shall terminate provided that the restrictions of Section
     6.10 shall continue in force with respect to Medi-Cal sales in the United States by HPP Specialty and its affiliates unless agreed to otherwise by VCA. H. J. Heinz Company shall pay when due all payments to VCA under the letter agreement dated September 9, 1996 relating to the acquisition of Martin Pet Foods by Heinz, Canada.

- In recognition of the benefits afforded to Vet's Choice by use of the Heinz distribution system, the parties have agreed to modify the Purchase Price payable in the event either party exercises the purchase options provided for in Section 9 of the Partnership Agreement and certain other provisions of the Partnership Agreement. If HPP Specialty, exercises its right to acquire VCA Specialty's 51% partnership interest in Vet's Choice pursuant to Section 9.2.1 of the Partnership Agreement, the Purchase Price provided for in such Section 9.2.1 will not apply. Instead, the Purchase Price shall be equal to 51% of 1.3 multiplied by the Net Sales of all

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     Vet's Choice products sold during the twelve-month period
described below, less $4.5 million. Net sales are equal to gross sales minus deals and allowances, cash discounts and returns. The purchase price shall be determined by reference to the twelve months ending one month prior to the closing date of the purchase but in no case earlier than the period November 1, 1998 to October 31, 1999. Vet's Choice products will be limited to all products bearing the Select Balance or Select
Care brands; provided, that Vet's Choice will not, without the prior written consent of VCA Specialty, discontinue the sale of any of the products (as determined by UPC) set forth on Schedule B hereto; provided such restriction shall not limit the right of Vet's Choice to change at its option the formulation, branding (provided any re-branded products will maintain the current UPC symbols in order to facilitate tracking), marketing, packaging or other characteristics of such products. HPP Specialty will continue to use its reasonable best efforts to expand the sales and profitability of the Select Balance and Select Care product lines in both the hospital and retail markets.

- The provisions of Section 9.2.2 of the Partnership Agreement are eliminated and the following agreement is substituted therefor: In the event HPP Specialty shall not have exercised its right to acquire the interest of VCA Specialty in Vet's Choice by June 30, 2000,
VCA Specialty shall have the right to acquire HPP Specialty's interest in Vet's Choice for an amount determined in the same manner as provided in the immediately preceding paragraph except 49% shall be substituted for 51% and the purchase price shall be increased following such calculation by $4.5 million. In other words, the sale price shall be equal to Net Sales multiplied by 1.3 multiplied by 49% plus $4.5 million.

- If neither HPP Specialty nor VCA Specialty exercises the option to buy out the other party by January 31, 2001, the partners will make best efforts to sell the Partnership business to a third party and the Partnership shall be dissolved as promptly as practicable thereafter unless otherwise agreed by the parties. Upon dissolution, following a sale of the business or otherwise, the first $4.5 million shall be distributed to HPP Specialty and the remaining net assets of Vet's Choice shall be distributed 51% to VCA Specialty and 49% to HPP Specialty.

- HPP Specialty shall provide VCA with periodic sales and other reports in the same format and with the same frequency as VCA Specialty has provided to HPP Specialty in the past.

     3. CONSIDERATION. In consideration of the management and consulting services to be performed during the Term as described in Paragraph
1 above and the other agreements of VCA and VCA Specialty contained herein, HPP (or H. J. Heinz) shall pay to VCA on February 10, 1997, 1998 and 1999 a consulting fee of $2.5 million and on February 10, 2000 and 2001, a consulting fee of $1.0 million (for a total of $9.5 million). Further, commencing June 1, 1997, Vet's Choice shall reimburse VCA monthly for the use of office space and reasonable overhead costs related to employees of Vet's Choice who are located at VCA's

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headquarters in an amount acceptable to Vet's Choice (or failing agreement Vet's Choice shall have the option to discontinue use of the VCA office space).

If HPP fails to pay any amount due hereunder or due under the September 9, 1996 letter referred to above within 30 days of written notice from VCA of such failure, then VCA's obligations under Paragraph 1 shall terminate. Such termination, however, shall not alter or modify HPP's obligations to make the payments referred to herein or in the September 9, 1996 letter or otherwise limit VCA's remedies for any breach. The obligations set forth in this Paragraph 3 shall be obligations of HPP and not Vet's Choice.

     By executing this Agreement in the Space provided for below, each of the parties agrees to be bound by the foregoing.


HPP SPECIALTY PRODUCTS. INC.


By: ________________________________
Title: _________________________________
Name:_________________________________


HEINZ PET PRODUCTS,
a division of Star-Kist Tuna, Inc.


By: __________________________________
Title: _______________________________
Name:_________________________________


VCA SPECIALTY PRODUCTS, INC.


By: __________________________________
Title: _______________________________
Name:_________________________________


VETERINARY CENTERS OF AMERICA, INC.


By: __________________________________
Title: _______________________________
Name:_________________________________